Exhibit 16.1

March 20, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 18, 2009, of Altra Holdings, Inc. and Altra Industrial Motion, Inc. and are in agreement with the statements contained in the paragraphs in section (a) of Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP
Boston, Massachusetts